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Vincerx Pharma, Inc.

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Press release issued by Vincerx Pharma, Inc. on January 29, 2025

Vincerx Pharma, Inc. and Oqory, Inc. Highlight Promising Data for Oqory’s TROP2 Antibody Drug

Conjugate, OQY-3258

Companies also provide insights into proposed strategic merger

SAN MATEO, Calif., January 29, 2025 – Vincerx Pharma, Inc. (Nasdaq: VINC), a biopharmaceutical company aspiring to address the unmet medical needs of patients with cancer through paradigm-shifting therapeutics, and Oqory, Inc., a private biopharmaceutical company dedicated to developing next-generation antibody drug conjugates (ADCs) for the treatment of cancer, today highlighted Phase 1a/1b data for Oqory’s anti-TROP2 ADC, OQY-3258, for patients with solid tumors. The companies also provided insights into their proposed strategic merger, which aims to advance OQY-3258 into global Phase 3 trials and build a differentiated ADC pipeline by leveraging their combined expertise.

OQY-3258, also known as ESG401, is an anti-TROP2 ADC currently under evaluation in three clinical trials:

•	A Phase 1a/1b clinical trial for patients with solid tumors (NCT04892342).

•	A Phase 3 study in patients with locally advanced or metastatic HR+/HER2- breast cancer (NCT06383767).

•

A Phase 3 study as a first-line treatment in patients with unresectable recurrent or metastatic triple-negative breast cancer (NCT06732323), which garnered Breakthrough Designation from China’s National Medical Products Administration (NMPA) on November 6, 2024.

As of August 2024, the Phase 1a/1b study had enrolled approximately 150 patients, with promising preliminary results in multiple breast cancer subtypes. Recent data highlights, including those presented at the 2024 European Society for Medical Oncology (ESMO), include:

•	Evaluable patients with previously untreated TNBC (n=25)

•

As presented at ESMO, the confirmed overall response rate (ORR) was 76% and disease control rate (DCR) was 100%. Median duration of response (DOR) and progression-free survival (PFS) had not yet been reached.

•	A recent data cut from January 2025, with ten additional patients (n=35) evaluable for efficacy, showed an improved confirmed ORR of 80%, with median DOR and PFS still not reached.

•	Evaluable patients with late-stage TNBC (n=37)

•	As presented at ESMO, the confirmed ORR was 27% and DCR was 62%, with 6-month DOR and PFS rates of 39% and 25%, respectively.

•	Evaluable patients with HR+/HER2- breast cancer (n=58)

•	As presented at ESMO, the confirmed ORR was 39%, DCR was 78%, and 6-month DOR and PFS rates of 70% and 55%, respectively, with a median (range) PFS of 7.4 (3.7-9.2) months.

Also presented at ESMO, OQY-3258 demonstrated meaningful activity in patients with brain metastases, reporting an intracranial ORR of 41% (n=17), which included three complete and four partial transcranial responses. Additionally, in patients with brain metastases, PFS (95% confidence interval) was 4.6 (2.0-9.8) months with OQY-3258 compared with 2.8 (1.5-3.9) months for historical data with Trodelvy. OQY-3258 has demonstrated a favorable safety profile, with the most common Grade ≥3 adverse events being manageable hematologic toxicities, such as neutropenia and leukopenia, that did not lead to treatment discontinuation. Notably, no Grade ≥3 rash or interstitial lung disease/pneumonitis was observed, and there was only one case each of Grade 3 diarrhea and stomatitis. This differentiated safety profile sets OQY-3258 apart from other TROP2 ADCs.

“The compelling clinical activity demonstrated in our Phase 1a/1b trial highlights the potential of OQY-3258 to address significant unmet needs in TROP2-expressing tumors,” said Michael King, CEO of Oqory, Inc. “With its optimized serum-stable linker design, OQY-3258 has shown a markedly lower incidence of severe off-target toxicity compared with other marketed TROP2 therapies, positioning it as a differentiated late-stage ADC for metastatic breast cancer and other TROP2-expressing cancers. Our proposed merger with Vincerx represents a pivotal step toward advancing this asset into global Phase 3 trials and driving innovation in next-generation ADCs.”

Raquel Izumi, Ph.D., Acting CEO of Vincerx, added, “The proposed merger with Oqory reflects our commitment to develop transformative therapies for patients with cancer. The promising efficacy and favorable safety profile demonstrated by OQY-3258 highlights its potential as a best-in-class anti-TROP2 ADC. By bringing together Vincerx’s development expertise and Oqory’s ADC technologies, we aim to accelerate the development of OQY-3258, while building a pipeline of next-generation ADCs that address significant unmet patient needs.”

About Proposed Merger

Vincerx and Oqory are parties to a binding term sheet, as amended, pursuant to which Oqory would merge into Vincerx, with Oqory equity holders expected to own approximately 95% of the combined entity and Vincerx equity holders expected to hold approximately 5%. The proposed merger provides for a minimum fully diluted equity value of $13.66 million for existing Vincerx stockholders at closing and, as a condition to the closing of the merger, completion of a concurrent private offering of Vincerx equity securities of at least $20 million. Additionally, Oqory-designated investors will provide interim financing to Vincerx of $1.5 million in two tranches, approximately $1,000,000 of which was provided on December 27, 2024, and approximately $500,000 of which is to be provided on or prior to January 31, 2025. The entry into a definitive merger agreement is contingent on a number of conditions, including satisfactory completion of due diligence by Vincerx and Oqory, interim financing for Vincerx in the amount of at least $500,000 on or prior to January 31, 2025, commitments by investors for the concurrent financing, and negotiation of the terms of a definitive merger agreement. Once a definitive merger agreement is executed, the closing of any merger will be subject to customary closing conditions, including regulatory approvals, stockholder approval from both parties, completion of the minimum $20 million financing, and the continued listing of Vincerx’s common stock on Nasdaq.

The description of the binding term sheet and proposed merger contained herein is only a summary and is qualified in its entirety by reference to the binding term sheet, as amended, a copy of which has been filed by Vincerx with the Securities and Exchange Commission.

About OQY-3258 (also known as ESG401)

OQY-3258 is Oqory’s anti-TROP2 ADC with an optimized enzyme-dependent linker technology and an SN-38 payload with established efficacy and manageable side effect profile. As of August 2024, OQY-3258 has completed Phase 1a/1b development in about 150 patients with solid tumors, including metastatic HR+/HER2- and triple-negative breast cancer. OQY-3258 has shown efficacy in these patients, including reduction of brain metastasis and responses in heavily pretreated patients. To date, OQY-3258 has exhibited a differentiated safety profile versus other marketed TROP2 ADCs. Notably, no Grade ≥3 interstitial lung disease/pneumonitis or rash have been observed. Gastrointestinal effects have been mild and mainly Grade 1/2. Neutropenia and leukopenia have been the major adverse events, which were manageable and did not result in discontinuation of study drug. OQY-3258 is being evaluated in a Phase 3 study as first-line treatment in patients with unresectable recurrent or metastatic triple-negative breast cancer (NCT06732323) and in a Phase 3 study in patients with unresectable locally advanced or metastatic HR+/HER2- breast cancer (NCT06383767); both currently conducted by Shanghai Escugen Biotechnology Co., Ltd., Oqory’s development partner.

About Oqory, Inc.

Oqory, Inc. is an innovator in the field of ADCs with expertise in advancing targeted cancer therapies. The Company’s pipeline includes multiple ADC programs, with two currently in clinical development and several next-generation ADCs in preclinical stages. These programs are designed to address critical unmet needs in indications such as breast cancer, non-small cell lung cancer, small cell lung cancer, multiple myeloma, and other metastatic solid tumors. Powered by a proprietary ADC platform, Oqory is focused on delivering therapies that improve outcomes for patients with cancer.

Oqory is based in San Diego, California.

About Vincerx Pharma, Inc.

Vincerx Pharma, Inc. is a clinical-stage biopharmaceutical company committed to developing differentiated and novel therapies to address the unmet medical needs of patients with cancer. Vincerx’s pipeline consists of a next-generation ADC, VIP943, currently in Phase 1; a small molecule drug conjugate, VIP236, which has completed its Phase 1 study; a CDK9 inhibitor, enitociclib, which has completed a Phase 1 monotherapy study; a preclinical ADC, VIP924; and VersAptx™, a versatile, next-generation bioconjugation platform.

Vincerx is based in San Mateo, California, and has a research subsidiary in Monheim, Germany.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, expectations and events, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “suggest,” “seek,” “intend,” “plan,” “goal,” “potential,” “on-target,” “on track,” “project,” “estimate,” “anticipate,” or other comparable terms. All statements other than statements of historical facts included in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, the entry into a definitive merger agreement; the anticipated terms and conditions of the merger, including the $20 million equity investment, and the amount and timing of the interim financing; the expected ownership structure and value to Vincerx stockholders upon closing of the merger; the anticipated effects and benefits of a merger transaction; and Oqory’s pipeline, product candidates and attributes, and clinical development, timing, and results. Forward-looking statements are neither historical facts nor assurances of future performance or events. Instead, they are based only on current beliefs, expectations, and assumptions regarding future business developments, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside the control of Oqory and Vincerx.

Actual results, conditions, and events may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results, conditions, and events to differ materially from those indicated in the forward-looking statements include, but are not limited to: the satisfactory completion of the parties’ respective due diligence; the completion of the interim financing; the parties’ capital requirements, availability, and sufficiency of capital, and cash runway; the results of Vincerx’s due diligence review of Oqory, which has not been completed as of the date hereof; the ability of the parties to successfully negotiate and enter into a definitive merger agreement and the actual terms thereof; the parties’ ability to satisfy the conditions precedent to the merger to be contained in a definitive merger agreement, including completion of the concurrent offering of Vincerx equity securities of at least $20 million and stockholder approval from both parties; the closing of the merger; the risk that any definitive merger agreement is terminated after it is entered into but before consummation of any proposed merger; market acceptance of the combined company; risks associated with clinical development of the parties’ product candidates; general economic, financial, legal, political, and business conditions; and other risks and uncertainties including those set forth in Vincerx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date hereof, and the parties disclaim any obligation to update any forward-looking statements.

Vincerx® and VersAptx™ are trademarks of Vincerx. Oqory and the Oqory logo are trademarks of Oqory.

Additional Information

In connection with the proposed merger transaction, Vincerx will file relevant materials with the SEC, including a proxy statement on Schedule 14A. A definitive proxy statement will be sent to holders of Vincerx’s common stock when it becomes available. Investors and securityholders and other interested parties are urged to carefully read the proxy statement (including any amendments or supplements thereto) and any other documents filed with the SEC when they become available, because they will contain important information about Vincerx, Oqory, and the proposed merger. Investors and securityholders may obtain free copies of these documents and other documents filed with the SEC by Vincerx (when they become available) through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: Vincerx Pharma, Inc., 1825 S. Grant Street, San Mateo, CA 94402. Copies of the documents filed by Vincerx are also available free of charge in the “Investors—SEC Filings & Financials—SEC Filings” section of Vincerx’s website at: https://investors.vincerx.com/financial-information/sec-filings.

Participants in the Solicitation

Vincerx, Oqory, and their respective directors and officers are or may be considered “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from the holders of Vincerx’s common stock with respect to the proposed transactions described herein. Information about Vincerx’s directors and executive officers, including compensation, is set forth in the sections entitled “Election of Directors—Directors and Nominees” and “Executive Officers” of Vincerx’s definitive proxy statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on April 10, 2024, the section entitled “Compensation of Directors and Executive Officers” of Vincerx’s definitive proxy statement for its special meeting of stockholders, filed with the SEC on December 10, 2024 (the “2025 Special Meeting Proxy Statement”), as well as the Vincerx’s Current Report on Form 8-K filed on December 27, 2024.

Information about the ownership of Vincerx’s common stock by Vincerx’s executive officers and directors is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the 2025 Special Meeting Proxy Statement, as well as the Form 3 filed on January 6, 2025 for Kevin Haas. Updated information regarding the identity of potential participants, and their direct or indirect interests (by security holdings or otherwise), will be reflected in Forms 3, 4, or 5 to be filed with the SEC, as well as the section entitled “Security Ownership of Certain Beneficial Owners and Management” of Vincerx’s definitive proxy statement on Schedule 14A and other materials to be filed with the SEC regarding the proposed transactions. All of these documents are or will be available free of charge at the SEC’s website at www.sec.gov and in the “Investors—SEC Filings & Financials—SEC Filings” section of Vincerx’s website at https://investors.vincerx.com/financial-information/sec-filings.

Stockholders, potential investors, and other readers should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Gabriela Jairala

Vincerx Pharma, Inc.

gabriela.jairala@vincerx.com

Michael King

Oqory, Inc.

MKing@oqory.com